EXHIBIT 23.8

Consent of Nominee for Director

of Genco Shipping & Trading Limited

I hereby consent to the reference to me under the caption “Management” in the registration statement on Form S-1 and related prospectus as shall be held with the U.S. Securities and Exchange Commission and any and all amendments thereto, of Genco Shipping & Trading Limited.

/s/ BASIL G. MAVROLEON
Name: Basil G. Mavroleon
Date: 7/15/05